Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

EDWARD IONNI, derivatively on behalf of	)
ITERIS, INC. and individually and on behalf of	)
himself and all other similarly situated stockholders	)
of ITERIS, INC.	)
)
Plaintiff,	)
)
v.	) C.A. No. 16-cv-00807-RGA
)
JOE BERGERA, RICHARD CHAR, KEVIN C.	)
DALY, GREGORY A. MINER, ABBAS	)
MOHADDES, GERARD M. MOONEY,	)
THOMAS L. THOMAS, MIKEL H. WILLIAMS,	)
AND ITERIS, INC.	)
)
Defendants.	)
)
and	)
)
ITERIS, INC.,	)
)
Nominal Defendant.	)
)

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into as of November 8, 2016, by and among the undersigned parties to the above-captioned action (the “Parties”).

WHEREAS, on September 15, 2016, plaintiff Edward Ionni (“Plaintiff”) initiated the above-captioned action (the “Action”) by filing a complaint (the “Complaint”) in the United States District Court for the District of Delaware (the “Court”) against defendants Joe Bergera, Richard Char, Kevin C. Daly, Gregory A. Miner, Abbas Mohaddes, Gerard M. Mooney, Thomas L. Thomas, Mikel H. Williams (collectively, the Individual Defendants”) and Iteris, Inc. (the “Company,” and together with the Individual Defendants, “Defendants”);

WHEREAS, the Complaint asserts derivative claims, purportedly brought on behalf of the Company, and a class claim, purportedly brought on behalf of a class of the Company’s common stockholders other than Defendants and their affiliates;

WHEREAS, the Complaint challenges the stockholder approval in 2014 and 2015 of amendments to the Iteris 2007 Omnibus Incentive Plan (the “Plan”) that increased by 2,500,000 shares (i.e., 1,500,000 in 2014 and 1,000,000 in 2015) the number of shares of Iteris common stock reserved for issuance under the Plan (collectively, the “Amendments”).

WHEREAS, the Complaint alleges that the Defendants breached their fiduciary duties by causing the Company to issue purportedly false and misleading proxy statements in connection with the Amendments;(1)

WHEREAS the Complaint alleges that the Proxy Statements were materially false and misleading because, among other things, in describing the principal features of the Plan, the Proxy Statements represented that no person could receive more than 500,000 stock options or stock appreciation rights under the Plan during any fiscal year (the “Limit”).

WHEREAS, the Complaint also alleges that defendant Bergera was unjustly enriched because in September 2015, in connection with his appointment to serve as President and CEO of the Company, Bergera was granted 1,350,000 stock options under the Plan (the “CEO Grant”), which was purportedly 850,000 shares above the 500,000 share Limit  described in the Proxy Statements;

WHEREAS, counsel for Plaintiff and Defendants have engaged, on behalf of their clients, in arm’s-length negotiations concerning a possible resolution of the Action and have

(1)  On September 8, 2014, Iteris filed a Schedule 14A Definitive Proxy Statement with the SEC in connection with the 2014 Annual Meeting of Stockholders.  On July 29, 2015, Iteris filed a Schedule 14A Definitive Proxy Statement with the SEC in connection with the 2015 Annual Meeting of Stockholders. These documents are referred to herein as the “Proxy Statements.”

negotiated an additional proposal for Iteris to submit to its stockholders in connection with its upcoming 2016 annual meeting (the “Supplemental Proposal,” further defined below);

WHEREAS, based on the Supplemental Proposal, the Parties have reached an agreement in principle to settle the Action (the “Settlement”) on the terms and subject to the conditions set forth in this MOU;

WHEREAS, Defendants have denied, and continue to deny, that they have breached their fiduciary duties or engaged in any of the wrongful acts alleged in the Complaint;

WHEREAS, Defendants maintain that the Proxy Statements fully disclosed all material information to the Company’s stockholders, that the Amendments were properly approved by the Company stockholders, and that all stock awards granted under the Plan were valid, including the CEO Grant;

WHEREAS, Defendants maintain that they are entering into this MOU solely to eliminate the burden, expense, and uncertainty of further litigation; and

WHEREAS, Plaintiff believes that the claims in the Action were brought in good faith and continues to believe that those claims have merit, but nevertheless Plaintiff has determined that the terms contained in this MOU are fair and adequate to both Iteris and its stockholders and that it is appropriate and desirable to pursue a settlement of the Action based upon those terms;

NOW THEREFORE IT IS HEREBY STIPULATED AND AGREED, by and among the Parties:

1.                                      Stipulation of Settlement.  As soon as practicable after the execution of this MOU, the Parties agree to seek to negotiate in good faith and execute an appropriate Stipulation of Settlement (the “Stipulation”), and will present to the Court the Stipulation and such other documentation as may be necessary to obtain the Court’s Final Approval (defined below) of the Settlement.

2.                                      Consideration from Defendants.  In consideration for the full and final settlement and release of all Released Claims (defined below) by Plaintiff and the Class (defined below) and the dismissal with prejudice of the Action, Iteris agrees, in connection with its upcoming 2016 annual meeting, to submit a proposal, substantially in the form attached hereto as Exhibit A, seeking approval from  the Company’s stockholders to ratify and approve the 850,000 stock options granted in excess of the Limit to defendant Bergera as part of the CEO Grant (the “Supplemental Proposal”).  Before executing this MOU, Plaintiff’s counsel was provided with an opportunity to provide comments on the Supplemental Proposal.  As a condition of this Settlement, neither Plaintiff nor their counsel will seek any additional proposal or disclosures to the Company’s stockholders, or contend that any additional proposal or disclosures are required.  Without admitting any wrongdoing, Defendants acknowledge that Plaintiff’s prosecution of the Action was the cause of Iteris’ decision to submit the Supplemental Proposal to the Company’s stockholders for a binding vote.

3.                                      Consideration from Plaintiff.  In consideration of the benefits provided to Plaintiff and the Class in paragraph 2, Plaintiff agrees that the Stipulation shall provide for the dismissal with prejudice of the Action, and shall provide Defendants with a release of claims as described herein, following the Court’s Final Approval of the Settlement.  The term “Final Approval” of the Settlement means that the Court has entered a final order and judgment certifying the Class for settlement purposes only, approving the Settlement, dismissing the Action with prejudice and with each of the Parties to bear its own costs and providing for the releases set forth in paragraph 6 below, and that such final order and judgment is no longer subject to further appeal or review, whether by affirmance, by exhaustion of any possible appeal or review, by lapse of time, or otherwise.

4.                                      Stay Pending Final Approval.  The Parties agree that, pending Final Approval of the Stipulation, it is appropriate for all proceedings in the Action, except for those related to the Settlement, to be stayed.  Plaintiff agrees not to initiate any other proceedings other than those that are incidental to the Settlement itself.

5.                                      Cooperation in Other Litigation.  If, before Final Approval of the proposed Settlement by the Court, any action was or is filed in any court asserting claims that are related to the subject matter of the Action, then the Parties agree to use their best efforts to prevent, stay, seek dismissal of, or oppose entry of any interim or final relief in any other litigation against any of the Parties that challenges the Settlement or otherwise involves a Released Claim.

6.                                      Terms of the Stipulation.  The Stipulation shall provide, among other things:

a.                                      for the certification, pursuant to Rule 23 of the Federal Rules of Civil Procedure, of a non-opt-out class that includes any and all record holders and beneficial owners of common stock of Iteris who held or owned such stock on August 21, 2014 through and including October 31, 2016, which is the record date for the 2016 Annual Meeting (the “Class Period”), including any and all of their respective successors-in-interest, successors, predecessors-in-interest, predecessors, representatives, trustees, executors, administrators, estates, heirs, legatees, devisees, assigns and transferees, immediate and remote, and any other person or entity acting for or on behalf of any of the foregoing (the “Class”); provided that the Class shall not include Defendants and their immediate family members, any entity in which any Defendant has a controlling interest, and any successors-in-interest thereto; and provided further that certification of the Class is for settlement purposes only, is dependent on Final Approval, and shall be null and void in the event that Final Approval is not obtained;

b.                                      for the full and complete discharge, dismissal with prejudice on the merits, settlement and release of, and a permanent injunction barring, any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that Plaintiff or any or all other members of the Class (collectively, the “Releasing Parties”), ever had, now have, or may have against any or all of Defendants and/or their respective families, parent entities, associates, affiliates or subsidiaries, and each and all of their respective past, present or future officers, directors, stockholders, agents, representatives, employees, attorneys, financial or investment advisors, other advisors, consultants, accountants, investment bankers, commercial bankers, trustees, engineers, insurers, co-insurers and reinsurers, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, personal or legal representatives, estates, administrators, predecessors, successors and assigns, whether or not any such person or entity was served or appeared in the Action (collectively, the “Released Persons”), whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule (including, but not limited to, any claims under federal securities laws or state disclosure law or any claims that could be asserted derivatively on behalf of Iteris), which have been, could have been, or in the future can or might be asserted in the action or in any court, tribunal or proceeding, and which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to the allegations, facts, events, acquisitions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter related in any way to: (i) the Plan, as amended by the Amendments; (ii) the fiduciary obligations of any of the Defendants or Released Persons in connection with the Plan, as amended by the Amendments; (iii) the disclosures or disclosure obligations of any of the Defendants or Released Persons in connection with the Plan; (iv) any alleged improper benefit to any individual in connection with the Plan; (v) the Supplemental Proposal; and (vi) the allegations that were asserted or could have been asserted in the Action (collectively, the “Released Claims”); provided, however, that the Settled Claims shall not include claims to enforce the Settlement;

c.                                       for the release by Defendants of Plaintiff and counsel for Plaintiff from all claims, complaints, liabilities, petitions, or sanctions arising out of the investigation, commencement, prosecution, settlement, or resolution of the Action; provided, however, that such release will not include a release of the right to enforce the Settlement; and

d.                                      a statement that: (a) the release contemplated by the settlement shall extend to claims that the Releasing Parties do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ decision to enter into the release; (b) the Releasing Parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, which states that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

and (c) the Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law,

which is similar, comparable or equivalent to California Civil Code Section 1542.  Plaintiff acknowledges, and the members of the Class by operation of law shall be deemed to have acknowledged, that the inclusion of this provision was separately bargained for and was a material element of the settlement and was relied upon by each and all of Defendants in entering into the settlement.

7.                                      Consummation of Settlement. The consummation of the Settlement is expressly conditioned on and subject to the following conditions: (a) the drafting and execution of the Stipulation (as defined in paragraph 1); (b) submission of the Supplemental Proposal to the Company’s stockholders in connection with the 2016 Annual Meeting; and (c) Final Approval by the Court of the Settlement and entry of a final order and judgment by the Court (and the exhaustion of possible appeals, if any) dismissing the Action with prejudice, and providing for releases substantially in the form contained in this MOU.

8.                                      Notice.  Iteris shall be responsible for providing notice of the proposed Settlement to the members of the Class and Iteris shall pay all costs and expenses incurred in providing notice of the Settlement to the members of the Class.

9.                                      Attorneys’ Fees.  The Parties agree that Plaintiff is entitled to an award of reasonable attorneys’ fees and reimbursement of expenses in connection with the Settlement.  To date, the Parties have had no discussions concerning any amount of attorneys’ fees or expense reimbursement.  If the Court grants preliminary approval of the Settlement and after agreeing upon all other terms of the Stipulation, then the Parties will negotiate in good faith to reach agreement on an appropriate award of attorneys’ fees and reimbursement of expenses, subject to approval by the Court.  If the Parties are unable to reach an agreement, then Plaintiff reserves the right to submit an application to the Court for an award of attorneys’ fees and reimbursement of expenses, and Defendants reserve all rights to oppose any such application.  Execution of the Stipulation shall not be contingent on an agreement on attorneys’ fees and reimbursement of expenses.  Neither Plaintiff nor any member of the Class shall have any right to terminate or withdraw from the Settlement by reason of any order or other proceeding (including, without limitation, any appeals) relating to any application by Plaintiff for attorneys’ fees and/or expenses.

10.                               Representations and Warranties.  This MOU will be executed by counsel for the Parties, each of whom represents and warrants that he or she has authority from his or her respective client or clients to enter into this MOU and bind his or her respective client or clients thereto.  Plaintiff’s counsel further represents that Plaintiff has been a continuous stockholder of Iteris at all relevant times and has not assigned, encumbered, or otherwise transferred, in whole or in part, the claims in the Action.

11.                               Governing Law.  This MOU, the Stipulation, and the Settlement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any state’s principles governing choice of law.

12.                               Jurisdiction and Venue.  Each of the Parties hereto submits to and accepts the exclusive jurisdiction of the Court for any action, suit, or proceeding arising out of this MOU.

13.                               Jury Waiver.  EACH PARTY, TO THE FULLEST EXTENT OF APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY FOR ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF THIS MOU.

14.                               No Admission of Liability.  The provisions contained in this MOU shall not be deemed a presumption, concession, or admission by any Defendant of any fault, liability, or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the

Action, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person against any Defendant in the Action or in any other action or proceeding, whether civil, criminal, or administrative, for any purpose other than as provided for expressly herein.  Nor shall the provisions contained in this MOU be deemed a presumption, concession, or admission by Plaintiff concerning the merits, or lack thereof, of any facts or claims alleged or asserted in the Action, or any other actions or proceedings.

15.                               Binding on Successors.  This MOU shall be binding upon and inure to the benefit of the Parties and their respective agents, executors, heirs, legal representatives, successors, and assigns.

16.                               Modification.  This MOU may be modified or amended only by a writing signed by all of the signatories hereto that refers specifically to this MOU.

17.                               Execution by Counterparts.  This MOU may be executed in any number of actual, telecopied, or electronically distributed counterparts, each of which when so executed and delivered will be an original, and all of which together will constitute one and the same instrument.  This MOU is jointly drafted and is not to be construed against any of the Parties to the MOU.

18.                               Miscellaneous.  This MOU constitutes the entire agreement among the Parties to this MOU with respect to the subject matter hereof, and supersedes all written or oral communications, agreements, or understandings that may have existed prior to the execution of this MOU.

19.                               Third-Party Beneficiaries.  The Released Parties who are not Parties hereto shall be third-party beneficiaries under this MOU entitled to enforce this MOU in accordance with its terms.

20.                               Notification to the Court.  Within five (5) business days of execution of this MOU, Plaintiff’s counsel shall inform the Court of the proposed Settlement.

IN WITNESS WHEREOF, the Parties have executed this MOU effective as of November 8, 2016:

COOLEY LLP

/S/ Peter Adams
Peter Adams
4401 Eastgate Mall
San Diego, CA 92121
Tel: (858) 550-6000
Fax: (858) 550-6420
Email: padams@cooley.com

Attorneys for Defendants

PURCELL JULIE & LEFKOWITZ LLP

/S/ Douglas Julie
Steven J. Purcell
Douglas E. Julie
65 Broadway, Suite 828
New York, NY 10006
Tel: (212) 840-6300
Fax: (212) 725-0270
Email: spurcell@pjlfirm.com

Attorneys for Plaintiff

Exhibit A to Memorandum of Understanding
November 8, 2016

PROPOSAL [   ]:

RATIFICATION OF THE PRIOR GRANT TO THE COMPANY`S CEO OF
 AN OPTION TO PURCHASE 850,000 SHARES OF COMMON STOCK

The Iteris, Inc. 2007 Omnibus Incentive Plan (the “Plan”) was adopted by our Board of Directors on July 19, 2007, and our stockholders voted to approve the Plan on September 21, 2007.  On October 17, 2014, at the Company’s 2014 Annual Meeting, our stockholders voted to approve an amendment to the Plan, which increased the number of shares reserved under the Plan by 1,500,000 (the “2014 Amendment”).  On September 24, 2015, at the Company’s 2015 Annual Meeting, our stockholders voted to approve another amendment to the Plan, which increased the number of shares reserved under the Plan by an additional 1,000,000 (the “2015 Amendment,” and together with the 2014 Amendment, the “Amendments”).  As of July 22, 2016, there were 3,334,500 shares of common stock subject to outstanding options under the Plan, 172,500 shares of common stock subject to restricted stock unit awards under the Plan, and 834,771 shares of common stock remaining available for future awards under the Plan.

Under Section 4(d) of the Plan, if the Compensation Committee of the Company’s Board of Directors provides that this section applies to a particular equity award, then no Plan participant may be granted stock options or stock appreciation rights (“SARs”) in any fiscal year with respect to more than 500,000 shares of common stock (the “500,000 Share Limit”).  Thus, under the terms of the Plan, the Compensation Committee has the authority and discretion to award stock options or stock appreciation rights that exceed the 500,000 Share Limit.

On September 23, 2015, in connection with Mr. Bergera’s appointment to serve as President and Chief Executive Officer of the Company, and pursuant to the Plan, the Compensation Committee granted Mr. Bergera an option to purchase up to 1,350,000 shares of the Company’s common stock at an exercise price per share of $2.38 (the “CEO Option”), the closing price of the common stock on the date of the grant of the option (collectively, the “Option Grant”).  The CEO Option vests annually in equal installments over four years (beginning on September 23, 2015) and will expire on September 22, 2025.  As of September 30, 2016, 337,500 shares of common stock subject to the CEO Option have vested.  The purchase price for shares of common stock subject to the CEO Option must be paid in full at the time the CEO Option is exercised.  This description of the material features of the CEO Option is subject to, and is qualified entirely by, the full text of the CEO Option, which is attached hereto as Exhibit A.

On September 15, 2016, a stockholder of the Company (the “Plaintiff”) filed a class action and derivative action (captioned Ionni v. Bergera, et al., Case No. 16-cv-00807-RGA) in the United States District Court for the District of Delaware (the “Court”) challenging, among other things, the CEO Option (the “Litigation”).  The complaint was filed against Joe Bergera, Richard Char, Kevin C. Daly, Gregory A. Miner, Abbas Mohaddes, Gerard M. Mooney, Thomas L. Thomas, and Mikel H. Williams (collectively, “Individual Defendants”).  The Company was named as a Nominal Defendant (together with the Individual Defendants, the “Defendants”).  The complaint alleges that the Individual Defendants breached their fiduciary duties by causing the Company to issue purportedly false and misleading proxy statements regarding the 500,000 Share Limit in connection with the Amendments.(1)  Among other things, Plaintiff contends that the Proxy Statements were materially false and misleading because they affirmatively represented that, in any fiscal year, no person could receive stock options or SARs under the Plan with respect to more than 500,000 shares, but failed to disclose that the Compensation Committee had the discretion to approve an annual grant to a Plan participant in excess of that amount.  Plaintiff further alleges that, as a result, the Amendments were not valid.  Plaintiff seeks rescission of any stock options granted pursuant to the Amendments, including the CEO Option.  Mr. Bergera was the only individual to receive awards covering more than 500,000 shares of common stock in any fiscal year pursuant to the Amendments.

The Individual Defendants have denied, and continue to deny, that they breached their fiduciary duties or engaged in any of the wrongful acts alleged in the complaint.  Defendants maintain that the Proxy Statements fully disclosed all

(1)  On September 8, 2014, Iteris filed a Schedule 14A Definitive Proxy Statement with the SEC in connection with the 2014 Annual Meeting of Stockholders; and on July 29, 2015, Iteris filed a Schedule 14A Definitive Proxy Statement with the SEC in connection with the 2015 Annual Meeting of Stockholders (collectively, the “Proxy Statements”).

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material information to the Company’s stockholders, that the Amendments were properly approved by the Company’s stockholders, and that all stock awards granted under the Plan, including the CEO Option, were valid.  Nonetheless, to eliminate the burden, expense, and uncertainty of the Litigation, on November 8, 2016, Defendants entered into a Memorandum of Understanding (the “MOU”) with the Plaintiff setting forth their agreement in principle to settle the Litigation, subject to final approval by the Court.(2)  Under the terms of the MOU, the Company has agreed to seek stockholder approval of the portion of the CEO Option that exceeds the 500,000 Share Limit — i.e., the 850,000 shares above 500,000 (the “Excess Shares”).  The Company believes that stockholder approval of the Option Grant for the Excess Shares is not required and that the entire CEO Option, including the Excess Shares, was validly and properly granted by the Compensation Committee under the terms of the Plan and the Company’s bylaws and charter, and was in the best interest of the Company.  Nonetheless, in order to resolve the Litigation, the Board of Directors has authorized the Company to submit this proposal to the Company’s stockholders.

Stockholder Approval

The affirmative vote of a majority of the shares of common stock, present and represented by proxy and entitled to vote at the Annual Meeting, will be required for ratification and approval of the Option Grant for the Excess Shares.  The Board of Directors believes that stockholder ratification and approval of the Option Grant for the Excess Shares is the most efficient and cost-effective way of resolving the litigation and honoring the terms of Mr. Bergera’s employment agreement with the Company.

If the stockholders do not ratify and approve the Option Grant for the Excess Shares by the affirmative vote of the majority of the shares of common stock, present and represented by proxy and entitled to vote at the Annual Meeting, then the Excess Shares will be not be issuable and the Compensation Committee will explore measures to appropriately compensate Mr. Bergera in accordance with the terms of his employment agreement with the Company.  The Board of Directors believes that such alternative measures to appropriately compensate Mr. Bergera could result in a compensation charge to the Company and less favorable accounting and tax treatment for the Company.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote “FOR” the ratification and approval of the Option Grant for the Excess Shares.

(2)  The MOU provides, among other things, that as soon as practicable, the parties will negotiate and execute an appropriate Stipulation of Settlement setting forth the full terms of the settlement for presentation to the Court; the Stipulation of Settlement is subject to final approval of the Court.

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